EMPLOYMENT AGREEMENT

      THIS AGREEMENT made as of August 1, 2000, by and between IVC Industries, Inc., a Delaware corporation (the "Company"), with offices at 500 Halls Mill Road, Freehold, New Jersey 07728, and Thomas E. Bocchino ("Bocchino"), (hereinafter "the Agreement").

      WHEREAS, the Company wishes to assure itself of the services of Bocchino; and

      WHEREAS, Bocchino is willing to enter into this Agreement upon the terms and conditions herein set forth.

      NOW, THEREFORE, in consideration of the mutual promises, covenants, undertakings and agreements set forth herein, the sufficiency of which is acknowledged by the parties, the Company and Bocchino agree as follows:

      1. Employment

      The Company shall employ Bocchino to serve the Company as its Chief Financial Officer during the Term of Employment as set forth in Paragraph 2 of this Agreement. Bocchino shall report to the Chief Executive Officer ("CEO") of the Company and/or to any other individual as may be designated by the CEO and/or the Board of Directors of the Company. Bocchino's duties shall be consistent with his title of Chief Financial Officer. Bocchino shall devote his best efforts and his entire business time to advancing the interests of the Company and in execution of his duties and obligations to the Company as its Chief Financial Officer. It is understood that Bocchino's services during the Term of Employment shall be performed primarily in the Freehold, New Jersey area and/or such other office location of the Company, subject to such reasonable travel outside that area and in and outside the United States as performance of his duties and the business of the Company may reasonably require.

      2. Term of Employment

      "Term of Employment," as such phrase is used throughout this Agreement, shall mean the period beginning on the effective date of this Agreement as set forth in Paragraph 14 hereof and ending on the third annual anniversary of such effective date, unless this Agreement and/or Bocchino's employment with the Company is terminated earlier thereto in accordance with the terms of Paragraph 4 of this Agreement.

      3. Compensation and Other Benefits

      (a) The Company shall pay Bocchino an annual base salary of $165,000.00 for Term of Employment under this Agreement, payable in equal installments in accordance with the Company's customary payroll practices. Annually on or about October 15 each year during the Term of Employment, Bocchino shall meet with the Company's Chief Executive Officer and Compensation Committee for a review and adjustment, if any, at the sole discretion of the Chief Executive Officer and Compensation Committee, of Bocchino's base salary based upon Bocchino's performance in the year in question, the financial performance of the Company for the year in question, the current financial condition of the Company and any and all other factors deemed relevant in the sole discretion of the Chief Executive Officer and/or Compensation Committee. The first such salary review to be conducted under the terms of this Paragraph 3(a) shall be on October 15, 2001 and continue annually thereafter for the Term of Employment. Nothing contained in this Agreement, however, guarantees or requires the Company to increase Bocchino's base salary at any time during the Term of Employment.


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

      (b) During the Term of Employment, the Company may, in the sole discretion of the Company's Chief Executive Officer and Compensation Committee, pay Bocchino an annual bonus based upon Bocchino's performance during the year in question, the financial performance of the Company during the year in question, the current financial condition of the Company and any and all other factors deemed relevant in the sole discretion of the Chief Executive Officer and/or Compensation Committee. The first such discretionary bonus review under the terms of this Paragraph 3(b) shall be on October 15, 2001, and continue annually thereafter for the Term of Employment. Nothing contained in this Agreement guarantees or requires the Company to pay Bocchino a bonus at any time during the Term of Employment.

      (c) During the Term of Employment, Bocchino shall be entitled to participate and shall be included in any pension, 401(k), stock option and/or other similar plan or program of the Company as may be in effect from time to time for executives of the Company and such participation shall be in accordance with the terms of such plans and/or programs provided by the Company subject to modification and/or termination by the Company. Nothing contained in this Agreement obligates and/or requires the Company to create, obtain and/or maintain any such plans and/or programs. This Agreement merely requires that in the event the Company has such plans and/or programs in effect, Bocchino be permitted to participate therein.

      (d) During the Term of Employment, Bocchino shall be entitled to participate in any group hospitalization, medical, health, accident, and/or disability insurance plans and/or programs of the Company now existing or hereafter established for executives of the Company in accordance with the terms of such plans and/or programs subject to


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

modification or termination of such plans and/or programs by the Company. Nothing contained in this Agreement obligates the Company to create, obtain and/or maintain group hospitalization, medical, health, accident, and/or disability insurance plans and/or programs. This Agreement merely requires that in the event the Company has such plans and/or programs in effect, Bocchino be permitted to participate therein.

      (e) During the Term of Employment, the Company shall provide Bocchino with a term life insurance benefit in an amount equal to Bocchino's annual base salary under Paragraph 3(a) of this Agreement. The Company at its option may elect to fulfill its obligation under this Paragraph 3(e) by purchasing a term life policy from a third-party insurance company or by the Company's administration of a self-insured plan. The beneficiary of such life insurance benefits provided under this Paragraph 3(e) shall be designated by Bocchino in accordance with the terms and conditions of any such plan and/or policy. Should Bocchino fail to designate a beneficiary, the Company shall be designated as the beneficiary of any such life insurance benefits provided hereunder.

      (f) During the Term of Employment, the Company agrees to reimburse Bocchino for all reasonable business expenses incurred by him in connection with the performance of his duties hereunder in accordance with the policies of the Company.

      (g) During the Term of Employment, the Company shall furnish Bocchino with office space, administrative support staff, facilities and other similar accommodations commensurate with his position and reasonably necessary for the performance of his duties hereunder.

      (h) During each year of the Term of Employment, Bocchino shall be entitled to three (3) weeks of paid vacation (in addition to all holidays observed by the Company) at


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

such time or times as may be selected by him, which do not unreasonably interfere with the proper performance of his duties hereunder. In the event that Bocchino does not use all three (3) weeks of vacation during any year of the Term of Employment, the Company shall pay Bocchino an amount equal to the pro rata daily compensation rate for Bocchino based upon his base salary for such year multiplied by the number of unused vacation days for such year to which Bocchino is entitled under the terms of this Agreement. Payment shall be made in accordance with the Company's payroll practices no later than sixty (60) days after the end of each such year.

      (i) During the Term of Employment, Bocchino will receive from the Company as additional W-2 compensation, a monthly auto allowance in the gross amount of $1,000.00, which amount shall be added to the amount of Bocchino's regular salary during the Term of Employment, to be allocated and paid equally among each of the payroll periods for each month thereof, beginning with the first pay period in August 2000.

      4. Termination of Employment

      (a) Bocchino's employment shall terminate upon his death and may be terminated, at the option of the Company, upon written notice to Bocchino only
(i) as a result of Bocchino's "disability," as defined in Paragraph 4(b) below, or (ii) for "Cause," as defined in Paragraph 4(c) below. Termination under either (i) or (ii) of this Paragraph 4(a) shall be effective thirty (30) days after the Company gives Bocchino written notice of termination.

      (b) As used herein, "disability" shall mean such physical or mental disability or incapacity of Bocchino, which has substantially prevented him from performing his


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

principal duties hereunder during any period of 90 consecutive calendar days or for a total of 120 calendar days (whether or not consecutive) during the Term of Employment. During such period of disability and until notice of termination is given by the Company under Paragraph 4(a)(i) of this Agreement, Bocchino shall continue to receive his base salary compensation and benefits described in Paragraph 3(a)-(i) of this Agreement, reduced by the amount, if any, of disability benefits received by Bocchino under a plan and/or policy provided to Bocchino and paid for by the Company.

      (c) As used herein, "Cause" shall mean any and all of the following: (i) misconduct by Bocchino in respect of his duties and obligations under this Agreement, which misconduct by Bocchino causes significant injury to the Company; (ii) Bocchino's commission of a crime and/or other actionable civil wrong involving moral turpitude, which would adversely affect the Company should Bocchino continue to serve as an employee of the Company; (iii) gross negligence by Bocchino in the performance of any of his duties under this Agreement; and
(iv) Bocchino is found to be incompetent by the Board of Directors to perform his duties under this Agreement. "Cause" shall not include a bona fide disagreement over a corporate policy so long as Bocchino does not violate on a continuing basis (three times or more during the Term of Employment) specific directions (oral or written) from the Company's Board of Directors, CEO and/or any other individual to whom Bocchino reports pursuant to the direction of the Board of Directors and/or CEO, provided such directions are consistent with the provisions of this Agreement.

      (d) Upon termination of Bocchino's employment as a result of death, disability or for Cause, the Company shall only be required to pay, within ten
(10) business days of


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

the effective date of the termination as provided in Paragraph 4(a) of this Agreement, to Bocchino or to his beneficiaries, personal representatives or his Estate, as the case may be, any annual base salary and unused vacation time accrued and unpaid as of the effective date of the termination. All payments made under the terms of this Paragraph 4(d) shall be in full and complete satisfaction of any and all claims Bocchino may have against the Company, its officers, directors, employees, shareholders, agents, attorneys and representatives relating to his employment with the Company and/or the termination thereof, including without limitation, all claims under this Agreement and any and all claims under applicable state or federal law.

      (e) If Bocchino's employment is terminated by the Company before the expiration of the Term of Employment for any reason other than death, disability or Cause, then Bocchino shall be entitled to receive a Severance Package in an amount equal to the unpaid base salary for the period of time remaining under the Term of Employment as of the effective date of termination. Such Severance Package shall be paid in accordance with the Company's customary payroll practices on the dates it would have been paid had Bocchino's employment not been terminated before expiration of the Term of Employment. Bocchino shall also continue to participate for the period of time remaining under the Term of Employment as of the date of termination in all plans and/or programs of the Company described in Paragraphs 3(c)-(e) of this Agreement that were in effect as of the date of termination to the extent that such continued participation is permitted under the terms and provisions of such plans and/or programs and is not otherwise prohibited by law. In the event Bocchino's continued participation in any group health, medical, disability and/or life insurance plan and/or program in effect under


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

Paragraph 3(d)-(e) of this Agreement is prohibited by the terms of such plans and/or programs or otherwise prevented by law, then in lieu of such continued participation therein the Company shall pay to Bocchino for the applicable time period described above amounts equal to the actual out-of-pocket cost (grossed up for tax effect) incurred by Bocchino to participate in plans and/or programs privately obtained by him providing substantially similar benefits to those under the Company's plan or program providing health, medical, and/or disability insurance from which such participation is barred. All payments made under the terms of this Paragraph 4(e) shall be in full and complete satisfaction of any and all claims Bocchino may have against the Company, its officers, directors, shareholders, agents, attorneys, employees and representatives relating to his employment with the Company and/or the termination thereof, including without limitation, all claims under this Agreement and any and all claims under applicable state or federal law.

      (f) Bocchino shall be permitted at any time during the Term of Employment upon thirty (30) days written notice to the Company to resign from his employment with the Company. In the event of Bocchino's resignation under this Paragraph 4(f), the Company may in its sole discretion accept such resignation to be effective immediately or to be effective as of any other date the Company may select within the thirty (30) day notice period. The Company shall only be responsible for payment of Bocchino's base salary under Paragraph 3(a) and such other benefits provided for under Paragraphs 3(c)-(e), (f), (g) and (i) until the effective date of resignation as selected by the Company, irrespective of the fact that such date may be earlier than the expiration of the required thirty (30) day notice period. Except for annual salary and other benefits accrued and


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

unpaid as of the effective date of resignation, Bocchino automatically forfeits any and all other compensation and/or benefits under this Agreement upon tender of his resignation to the Company under this Paragraph 4(f). For example, if Bocchino on May 1, 2000 provides the Company with the required thirty (30) days written notice of his resignation, the Company in its sole discretion may accept the resignation effective as of May 1, 2000, thereby extinguishing any and all of the Company's obligations to Bocchino under this Agreement as of May 1, 2000. Upon and by the tender of his resignation to the Company under this Paragraph 4(f), unless prohibited by law, Bocchino releases and waives any and all claims he may have against the Company, its officers, directors, shareholders, agents, attorneys, employees and representatives relating to his employment with the Company and/or his resignation from and/or subsequent termination of employment with the Company, including without limitation, all claims under this Agreement, any and all claims for constructive termination and/or any and all claims under applicable state or federal law.

      5. Restrictive Covenants

      (a) Except as required in the performance of his duties to the Company, or as authorized in writing by the Company, Bocchino shall not at any time during or after the Term of Employment disclose or use, directly or indirectly, any trade secrets and/or confidential or proprietary information (collectively referred to as "Confidential Information") belonging to or used by the Company or any of its subsidiaries and of which Bocchino shall obtain knowledge by reason of his employment with the Company. Bocchino shall retain all such Confidential Information in trust in a fiduciary capacity for the sole benefit of the Company. Such Confidential Information includes, but is not


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

limited to, information with respect to marketing, advertising and sales presentation methods and materials, customer and supplier lists, external and internal business forms, manuals, corporate planning, manufacturing, distribution and marketing processes, procedures, devices and materials utilized by the Company in providing goods to customers, plans for expansion into new areas or markets and information regarding internal operations, together with all written and graphic materials relating to all or any part of the same.

      (b) During the Term of Employment and for two (2) years thereafter, Bocchino shall not, directly or indirectly, solicit any person, firm, entity or corporation who is or was, during Bocchino's Term of Employment, a client/customer of the Company. Company clients/customers shall mean (1) those actual clients and customers of the Company, and (2) those active prospective clients or customers of the Company, both past and present, at any time during the two (2) year period immediately preceding the termination of Bocchino's employment with the Company.

      (c) Bocchino recognizes that the Company's employees are a valuable resource of the Company. Bocchino agrees that during the Term of Employment and for two (2) years thereafter, he shall not, either alone or in conjunction with any person or entity, solicit, induce, and/or recruit any Company employee to leave the employ of the Company.

      (d) Bocchino shall not, at any time during or after the Term of Employment, knowingly disparage in any material manner or in any material respect the Company and/or any of its subsidiaries, officers and/or directors and/or the Company's financial soundness, responsibility, personnel, products or practices.


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

      (e) Upon expiration of the Term of Employment, termination of employment and/or or at any other time as the Chief Executive Officer and/or Board of Directors of the Company may request, Bocchino shall promptly deliver to the Company all Confidential Information and materials in his possession, including, but not limited to, sales presentation materials, other internal and external business forms, manuals, correspondence, notes and customer and supplier lists together with all copies thereof, and Bocchino shall not make or retain any copy or extract of any of the foregoing.

      (f) As a means reasonably calculated to prevent Bocchino from disclosing or making accessible to any person or entity any Confidential Information Bocchino acquired during the Term of Employment which would cause the Company's business to be prejudiced, and because disclosure or use of such Confidential Information is difficult to detect and establish, during the Term of Employment and for one (1) year thereafter Bocchino agrees that he will not, without first having obtained the written consent of the Company, which consent shall not be unreasonably withheld inconsistent with the protections to be afforded the Company under this Agreement, enter into the employ of, render services to, or engage in or become the proprietor, partner, or stockholder (except a stockholder holding less than five percent (5%) of the outstanding voting shares of any publicly owned corporation) of any entity doing business in the State of New Jersey and/or in any other state or country in which the Company is licensed to do business which directly competes with the Company.

      (g) Bocchino acknowledges that his breach of any of the restrictive covenants contained in Paragraph 5 of this Agreement can cause irreparable damage to the Company for which the remedy at law would not be adequate. Accordingly, in addition


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

to any other remedy provided by law or equity, the Company shall be entitled to injunctive relief restraining Bocchino from any actual or threatened violation of any of the terms of this Paragraph 5 or any other appropriate decree of specific performance (without any bond or other security being required), including, without limitation, an injunction restraining Bocchino from rendering any services to any person or entity in competition with the then business being conducted by the Company and/or to whom all or any part of any Confidential Information has been disclosed by Bocchino.

      6. Notices

      Any notice made or to be given under the terms of this Agreement shall be effective and duly given only if it is in writing and delivered via hand delivery or by reliable overnight delivery service (e.g., Federal Express) the addresses set forth below for each party or at such other addresses as the parties may specify by notice to the other in accordance with the terms hereof:

                  (a) To Bocchino -

                        Thomas E. Bocchino

                  (b) To the Company -

                        E. Joseph Edell
                        Chief Executive Officer
                        500 Halls Mill Road
                        Freehold, New Jersey 07728
                        Facsimile No.: (732) 761-2808


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

                        With a copy to:

                        Diane L. Mulligan, Esq.
                        Edell & Associates, P.C.
                        P.O. Box 2355
                        1776 On the Green, 8th Floor
                        Morristown, New Jersey 07962
                        Fax No.: (973) 605-1812

      7. Prior Agreements

      This Agreement supersedes and replaces all prior understandings, arrangements and agreements of employment, if any, between the Company and Bocchino.

      8. Assigns and Successors

      Subject to the limitations set forth below, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, representatives, and successors. This Agreement shall not be assignable by Bocchino under any circumstances and shall only be assignable by the Company to (i) any corporation or entity resulting from any reorganization, merger and/or consolidation of the Company with any other corporation and/or entity;
(ii) any corporation or entity to which the Company may sell all or substantially all of its assets; or (iii) any corporation or entity which may purchase all of the outstanding stock of the Company. In addition, this Agreement shall remain in full force and effect and shall be binding upon any corporation or entity resulting from any reorganization, merger and/or consolidation of the Company with another corporation or entity and/or any corporation or entity that acquires all or substantially all of the Company's assets.


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

      9. Invalid or Unenforceable Provisions

In the event any provision of this Agreement shall be determined to be invalid or unenforceable in any respect, the remaining provisions of this Agreement shall not be affected thereby and shall continue in full force and effect.

      10. Amendment

      This Agreement may be amended or modified only by a written instrument signed by both the Company and Bocchino.

      11. Construction

      This Agreement shall be construed under the laws of the State of New Jersey. The parties agree and acknowledged that this Agreement is the result of negotiations between the parties and that the terms hereof shall not be construed against the party responsible for preparation of this Agreement. Bocchino has obtained legal advice concerning the terms, conditions and legal effect of this Agreement from the attorneys of their own choosing and have not relied on anything the Company or its attorneys have said in deciding to sign this Agreement.

      12. Headings

      Paragraph headings are for convenience purposes only and shall not be considered part of the terms and conditions of the Agreement.

      13. Waiver

      The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right to thereafter insist upon strict adherence to that term or any other term of this Agreement.


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

      14. Effective Date

      The Effective Date of this Agreement is August 1, 2000. IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date written above.

                                          THE COMPANY
                                          IVC INDUSTRIES, INC.
Attested:

By: /s/ Martin Pickus                     By: /s/ E. Joseph Edell
    -------------------------                 ----------------------------------
    Martin Pickus                             E. Joseph Edell
    Assistant Secretary                       Chief Executive Officer

Seal

Witnessed by:                             EMPLOYEE


/s/ Diane Mulligan                        /s/ Thomas Bocchino
-----------------------------             --------------------------------------
                                          Thomas E. Bocchino


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